[REGENERON LETTERHEAD]

FOR IMMEDIATE RELEASE

                 REGENERON REPORTS FOURTH QUARTER AND FULL YEAR
                      2002 FINANCIAL AND OPERATING RESULTS

Tarrytown, New York (January 30, 2003) -- Regeneron Pharmaceuticals, Inc. (Nasdaq: REGN) today announced financial and operating results for the fourth quarter and year ended December 31, 2002.

Regeneron reported a net loss of $35.7 million, or $0.81 per share, for the fourth quarter of 2002 compared with a net loss of $28.4 million, or $0.65 per share, for the fourth quarter of 2001. The Company reported a net loss of $124.4 million, or $2.83 per share, for the full year 2002 compared with a net loss of $76.2 million, or $1.81 per share, in 2001.

Cash, marketable securities, and restricted marketable securities totaled $295.2 million at December 31, 2002 compared with $438.4 million at December 31, 2001.

Total operating expenses for the fourth quarter of 2002 were $39.5 million, 16 percent higher than the same period in 2001. For the full year 2002, these expenses were $143.9 million, an increase of 34 percent over the full year 2001. Research and development expenses increased 14 percent to $34.5 million for the fourth quarter of 2002 and 36 percent to $124.9 million for the full year 2002, primarily due to the expansion of the Company's clinical development programs. The Company also continued to expand its basic research programs.


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
Contract manufacturing expense relates primarily to Regeneron's long-term manufacturing agreement with Merck & Co., Inc. Contract manufacturing expense increased to $1.7 million in the fourth quarter of 2002 from $1.2 million in the comparable quarter of 2001, primarily because Regeneron shipped more product to Merck in the fourth quarter of 2002. For the full years 2002 and 2001, the Company shipped similar amounts of product to Merck. Regeneron recognizes contract manufacturing revenue and the related manufacturing expense as the product is shipped.

General and administrative expenses increased to $3.4 million in the current quarter from $2.7 million in last year's fourth quarter. For the full year 2002, these expenses were $12.5 million, compared with $9.6 million in 2001. General and administrative expenses rose primarily due to higher staffing to support the growth of the Company and higher fees paid to outside service providers, including higher patent prosecution and legal expenses related to the expansion of the Company's intellectual property portfolio.

Interest expense increased in the fourth quarter of 2002 and for the full year 2002 compared with the same periods in 2001 due to interest incurred on $200.0 million of convertible notes issued in October 2001. The notes, which mature in 2008, bear interest at 5.5% per annum. Investment income declined for the full year 2002 compared with 2001 due to lower effective interest rates on investment securities and lower levels of interest-bearing investments in the fourth quarter of 2002, as the Company funded its operations.

Regeneron's total revenue increased to $4.9 million for the fourth quarter of 2002 from $4.4 million for the same period of 2001 because of higher contract manufacturing revenue as the Company shipped more product to Merck during the fourth quarter of 2002. Regeneron's total revenue was $22.0 million for both the full year 2002 and 2001. Contract research and development revenue decreased for the full year 2002 due to the substantial completion of studies conducted on behalf of Amgen-Regeneron Partners. Contract manufacturing revenue increased for the full year 2002 primarily due to the receipt of a non-recurring $1.0 million payment related to the Company's long-term manufacturing agreement with Merck.

Per share amounts are based on the weighted average number of shares of the Company's Common Stock and Class A Stock outstanding.

CURRENT BUSINESS HIGHLIGHTS

Regeneron's clinical development program includes four product candidates.

AXOKINE(R) is in Phase III trials for the treatment of obesity. In July 2001, Regeneron initiated a pivotal trial for AXOKINE in approximately 2,000 subjects that is being conducted in 65 sites across the United States. The Company recently announced the conclusion of the twelve-month treatment period of the pivotal trial, during which subjects received daily subcutaneous self-injections of placebo or AXOKINE. The data from this phase of the trial currently is being collected, and results are expected to be available around the beginning of the second quarter of 2003. This placebo- controlled, double-blind treatment phase is being followed by a twelve-month open-label safety extension phase, in which all study subjects receive AXOKINE. An additional trial began in June 2002 that will assess the safety and efficacy of AXOKINE in overweight individuals with type 2 diabetes mellitus. Two other trials, designed to evaluate the safety of intermittent treatment with AXOKINE and study maintenance of weight loss following short-term treatment regimens, were fully enrolled in July 2002 and are in progress. Additional twelve-month Phase III studies are expected to begin later in 2003.

Regeneron recently announced that the U.S. Food and Drug Administration (FDA) had granted fast track designation to a component of the development program of AXOKINE obesity. This designation covers long-term treatment of seriously obese people who are unresponsive to, intolerant of, or unsuitable


                                      -6-
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candidates for certain FDA approved medicines for obesity. As part of its ongoing development of AXOKINE, Regeneron plans to study the use of AXOKINE in this patient population.

Regeneron has three additional product candidates in clinical development. The IL-1 Trap is being evaluated in a Phase II trial for safety and efficacy in people with active rheumatoid arthritis. This trial is enrolling approximately 200 subjects, who are being treated for 12 weeks and who will be evaluated for an additional 10 weeks after treatment ends. The VEGF Trap is in a Phase I clinical trial designed to assess the safety and tolerability of the molecule in subjects with solid tumor malignancies or with non-Hodgkins lymphoma. In the fourth quarter of 2002, Regeneron initiated a Phase I trial for the IL-4/13 Trap in subjects with mild to moderate asthma. This trial is a placebo-controlled, double-blind, dose escalation study to assess the safety and tolerability of the IL-4/13 Trap.

In other developments, the Company reported that it had entered into an agreement with Serono S.A. to use its proprietary Velocigene(TM) technology platform to provide Serono with knock-out and transgenic mammalian models of gene function. Under the terms of the agreement, Serono will pay Regeneron up to $3 million annually for up to five years for models that target genes specified by Serono.

ABOUT REGENERON

Regeneron is a biopharmaceutical company that discovers, develops, and intends to commercialize therapeutic medicines for the treatment of serious medical conditions. Regeneron has therapeutic candidates in clinical trials for the potential treatment of obesity, rheumatoid arthritis, cancer, and asthma and has preclinical programs in other diseases and disorders.


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
This news release discusses historical information and includes forward-looking statements about Regeneron and its products, programs, finances, and business, all of which involve a number of risks and uncertainties, such as risks associated with preclinical and clinical development of drugs and biologics, determinations by regulatory and administrative governmental authorities, competitive factors, technological developments, the availability and cost of capital, the costs of developing, producing and selling products, the potential for any collaboration agreement to be canceled or to terminate without any product success, and other material risks. A more complete description of these risks can be found in Regeneron's filings with the United States Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2001 and Form 10-Q for the quarter ended September 30, 2002. Regeneron does not undertake any obligation to update publicly any forward-looking statement, whether as a result of new information, future events, or otherwise unless required by law.

                                      ###

INVESTOR RELATIONS CONTACT:                  MEDIA CONTACT:
Charles Poole                                Jeanne Abi-Nader
Vice President, Investor Relations           Vice President
Regeneron Pharmaceuticals, Inc.              Robinson, Lerer, Montgomery
charles.poole@regn.com                       jabi.nader@rlm.com
(914) 345-7641                               (212) 484-7954

Additional information about Regeneron and recent news releases are available on Regeneron's Worldwide Web Home Page at www.regn.com. Fax copies of news releases can be obtained from Regeneron's News-on-Demand Service by dialing
(800) 311-0841


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
                         REGENERON PHARMACEUTICALS, INC.
                      CONDENSED BALANCE SHEETS (UNAUDITED)
                                 (IN THOUSANDS)

                                                                          DECEMBER 31,
                                                                      2002           2001
                                                                    ---------      --------
ASSETS
Cash, marketable securities and restricted
  marketable securities                                              $295,246      $438,383
Accounts receivable                                                     4,017         2,975
Inventory                                                               6,831         3,973
Property, plant and equipment, net                                     76,825        39,448
Other assets                                                            8,655        10,618
                                                                     --------      --------
                     Total assets                                    $391,574      $495,397
                                                                     ========      ========


LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accrued expenses                                $ 30,309      $ 14,830
Deferred revenue                                                       15,134        13,636
Notes payable                                                         200,000       200,000
Other liabilities                                                         150           576
Stockholders' equity                                                  145,981       266,355
                                                                     --------      --------
                     Total liabilities and stockholders' equity      $391,574      $495,397
                                                                     ========      ========

                         REGENERON PHARMACEUTICALS, INC.
                 CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                          FOR THE THREE MONTHS            FOR THE YEAR ENDED
                                                           ENDED DECEMBER 31,                 DECEMBER 31,
                                                          2002            2001            2002           2001
                                                        --------        --------       ---------        --------
Revenues
  Contract research and development                    $   2,709       $   2,720       $  10,924       $  12,071
  Contract manufacturing                                   2,203           1,681          11,064           9,902
                                                        --------        --------       ---------        --------
                                                           4,912           4,401          21,988          21,973
                                                        --------        --------       ---------        --------

Expenses
  Research and development                                34,455          30,100         124,926          91,540
  Contract manufacturing                                   1,726           1,162           6,483           6,509
  General and administrative                               3,365           2,732          12,532           9,607
                                                        --------        --------       ---------        --------
                                                          39,546          33,994         143,941         107,656
                                                        --------        --------       ---------        --------
Loss from operations                                     (34,634)        (29,593)       (121,953)        (85,683)
                                                        --------        --------       ---------        --------

Other income (expense)
  Investment income                                        1,758           3,688           9,461          13,162
  (Loss in) earnings from Amgen-Regeneron
     Partners                                                (24)             54             (26)         (1,002)
  Interest expense                                        (2,793)         (2,527)        (11,859)         (2,657)
                                                        --------        --------       ---------        --------
                                                          (1,059)          1,215          (2,424)          9,503
                                                        --------        --------       ---------        --------
Net loss                                                ($35,693)       ($28,378)      ($124,377)       ($76,180)
                                                        ========        ========       =========        ========

Net loss per share amounts, basic and diluted             ($0.81)         ($0.65)         ($2.83)         ($1.81)
                                                        ========        ========       =========        ========
Weighted average number of Common
  and Class A shares outstanding: basic and diluted       43,984          43,708          43,918          42,075
                                                        ========        ========       =========        ========

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